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                                                                    Exhibit 99.1

(GARDNER DENVER LOGO)

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

July 1, 2005                            Contact: Helen W. Cornell
                                                 Vice President, Finance and CFO
                                                 (217) 228-8209

      GARDNER DENVER, INC. COMPLETES ACQUISITION OF THOMAS INDUSTRIES INC.

QUINCY, IL, (July 1, 2005) - Gardner Denver, Inc. (NYSE: GDI) reported today that it has completed its previously announced acquisition of Thomas Industries Inc. ("Thomas") (NYSE: TII). Total cash consideration for the outstanding shares and share equivalents of Thomas amounted to $734.2 million. The net transaction value, including the assumption of $8.7 million of long term debt and net of $262.8 million of cash acquired, was approximately $480.1 million.

Gardner Denver had previously announced the completion of its financings in connection with the Thomas acquisition. These included the public offering of 5,658,000 shares of Gardner Denver's common stock at $37.00 per share and a private placement of $125 million aggregate principal amount of 8% Senior Subordinated Notes due 2013. Both of these financings were completed in early May 2005 and are expected to reduce the Company's diluted earnings per share
(DEPS) by approximately $0.09 in the second quarter. Additionally, the dilutive effect of the May 2005 equity offering on the results of the Company's businesses that existed prior to the Thomas acquisition is expected to reduce DEPS by approximately $0.27 to $0.29 in the second half of 2005 based on our previously existing earnings expectations. In addition, the Company has amended and restated its existing credit agreement with a syndicate of commercial banks to provide for a new $380 million five-year senior secured term loan to replace the existing $144 million term loan. The new term loan will be funded simultaneously with the completion of the Thomas acquisition. Based on the current three-month LIBOR interest rate, the initial interest rate on the new term loan will be approximately 5.25%.

Thomas, a worldwide leader in the design, manufacture and marketing of precision engineered pumps and compressors, reported net sales and operating income for the three months ended March 31, 2005 of $110.0 million and $9.0 million, respectively. Operating income for the three-month period of 2005 included depreciation and amortization of $4.6 million and $1.6 million for legal and professional fees related to this transaction. As a result of certain non-recurring and non-cash adjustments required under accounting principles generally accepted in the U.S. (primarily the adjustment of inventory to fair value) and incremental depreciation and amortization, the addition of Thomas is expected to reduce Gardner Denver's third quarter 2005 DEPS by $0.06 to $0.08. In the fourth quarter, however, Thomas is expected to be accretive to DEPS by $0.06 to $0.08. These expectations include incremental interest expense on the acquisition related debt financing and reflect a 30% effective tax rate on the combined

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businesses. The Thomas acquisition, including the impact of some slight upward pressure on the 2006 combined effective tax rate, is expected to be accretive to net income in 2006.

Cautionary Statement Regarding Forward-Looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitations, the expected effect on earnings from the acquisition. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate the Thomas Industries acquisition and realize anticipated cost savings, synergies and revenue enhancements and (2) the list of other uncertainties and factors set forth in the Company's quarterly report on Form 10-Q for the period ended March 31, 2005, filed on May 10, 2005. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Gardner Denver, with 2004 revenues of $740 million ($1,306 million on a pro forma basis including the acquisition of Nash Elmo, which was completed in September 2004, and Thomas Industries), is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).

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